Exhibit 99.2


          ANTHRACITE CAPITAL REPORTS GAAP EARNINGS OF $0.09 PER SHARE
     AND OPERATING EARNINGS OF $0.28 PER SHARE FOR THE FOURTH QUARTER 2004

NEW YORK - MARCH 9, 2005 - Anthracite Capital, Inc. (NYSE: AHR) (the "Company" or "Anthracite") today reported net income available to common stockholders for the fourth quarter of 2004 of $0.09 per share versus net income to common stockholders of $0.25 per share for the same three-month period in 2003. For the year ended December 31, 2004, net income available to common stockholders was $0.50 per share, versus a net loss of $0.34 per share for the year ended December 31, 2003.

Operating Earnings (defined below) for the fourth quarter of 2004 were $0.28 per share versus $0.25 per share for the same three-month period in 2003. Operating Earnings for the year ended December 31, 2004 were $1.12 per share, versus $1.25 per share for the year ended December 31, 2003. Based on the $0.28 per share dividend declared on December 10, 2004, and the March 8, 2005 closing price of $11.83, Anthracite's annualized dividend yield is 9.5%. Table 1, provided below, reconciles Operating Earnings per share with net income available (loss) to common stockholders per share. All dollar amounts discussed herein are in thousands, except per share amounts.

Chris Milner, Chief Executive Officer of the Company, stated, "We are pleased with the overall operating results of 2004. The completion of our portfolio repositioning and the highly successful fourth quarter collateralized debt obligation were critically important steps in our efforts to reduce risk and increase the stability of operating earnings. While the market is clearly more competitive, resulting reductions in credit spreads and strong investor demand for transactions like our fourth quarter collateralized debt obligation led to a 30% increase in book value per share year-over-year."

Richard Shea, President and Chief Operating Officer of the Company, added, "In 2004 we issued over $500,000 of match funded debt providing the Company with greater operating earnings stability, though at a higher cost of funds. We also completed a re-underwriting of our 1998 vintage CMBS portfolio updating our credit view on these seasoned loans with little change to aggregate credit loss assumptions. Also in the fourth quarter we took an impairment charge for certain commercial mortgage-backed securities as required by relevant accounting rules. The Company's credit assumptions indicate that a substantial amount of this charge will be reflected in income over the remaining life of the bonds."

FOURTH QUARTER COLLATERALIZED DEBT OFFERING ("CDO HY1")
As previously reported, on November 9, 2004, the Company closed CDO HY1 secured by a portfolio of below investment grade commercial mortgage-backed securities ("CMBS") with an average rating of CCC. The CMBS portfolio was carried at fair market value of $109,933 on the Company's consolidated statement of financial condition based on price quotes received from third parties. The transaction was accounted for as a sale under relevant accounting guidelines. The Company received cash proceeds of $140,425 as well as all of the CDO HY1 preferred shares which had a fair market value of $15,885 as of December 31, 2004. The transaction raised reinvestable proceeds of $95,799. The following table summarizes the impact of this transaction on fourth quarter 2004 results and per share amounts:

Realized gain at closing of CDO HY1                         $14,769    $0.28
Realized gain from subsequent sale of A- tranche              1,825     0.03
Increase in accumulated other comprehensive income           29,782     0.56
                                                        -----------------------
Total book value impact                                     $46,376    $0.87
                                                        =======================

BOOK VALUE
Net book value per share at the end of the fourth quarter of 2004 was $8.60. This is an 11% increase from the September 30, 2004 book value per share of $7.72 primarily due to the closing of CDO HY1, and is an increase of approximately 30% from $6.64 at December 31, 2003. In addition to the closing of CDO HY1, net book value per share increased year-over-year due to tighter credit spreads.

FOURTH QUARTER FINANCIAL RESULTS
Total interest income from commercial real estate assets rose 39% from the quarter ended December 31, 2003; in contrast, total interest income from residential mortgage-backed securities ("RMBS") declined 64% for the same period. For the year ended December 31, 2004, total interest income from commercial real estate assets increased 36% and interest income from RMBS declined 65%. (See Table 2 below for a reconciliation of total income from commercial real estate assets to income before the effect of the consolidation of the commercial mortgage loan pools.) The Company's $372,071 RMBS portfolio at December 31, 2004 represented 10% of the Company's portfolio assets. This portfolio is expected to remain between 10% and 15% of the Company's total portfolio assets. The portfolio consists entirely of hybrid adjustable rate mortgages and adjustable rate securities.

The Company's weighted average cost of funds increased slightly to 5.1% at December 31, 2004 from 5.0% at September 30, 2004. For the three months ended December 31, 2004 and 2003, respectively, hedging expenses not related to CDOs decreased to $2,829 ($0.05 per share), from $5,539 ($0.11 per share); additionally, this is a decrease of $996 from $3,825 ($0.07 per share) at September 30, 2004. The decrease in hedging expense is primarily attributable to the removal of interest rate swaps due to issuance of CDO HY1 fixed-rate liabilities. The Company's estimated exposure at December 31, 2004 to a 50 basis point move in short-term interest rates increased slightly to $0.018 per share annually from $0.013 per share annually at September 30, 2004.

Operating earnings for the fourth quarter of 2004 were negatively impacted by a $420, or 47%, increase in general and administrative expense over third quarter 2004 levels. The increase was primarily attributable to professional fees incurred in connection with the Company's compliance with the Sarbanes-Oxley Act. The Company estimates that professional fees for ongoing compliance with the Sarbanes-Oxley Act will be approximately $400 per year.

The Company's debt to capital ratio decreased from 6.8:1 at September 30, 2004 to 6.2:1 at December 31, 2004, and the recourse debt to capital ratio decreased slightly from 1.8:1 to 1.6:1 over the same period, primarily due to the issuance of CDO HY1.

The Company's Operating Earnings for the fourth quarter of 2004 represent an annualized return on the quarter's average common stock equity of 13.6%, as compared to 15.0% for the fourth quarter of 2003. The decrease in the annualized return on the quarter's average common stock equity was primarily attributable to the Company's increased book value related to the closing of CDO HY1. As investable proceeds from CDO HY1 become fully deployed, the annualized return on average common stock equity should increase. The net interest margin of 3.1% for the fourth quarter of 2004 is consistent with the third quarter of 2004.

In 2001, the Company adopted the rules contained in Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"). These rules require the Company to update its estimated cash flows for its non-investment grade securities and compare the net present value of these cash flows to the adjusted purchase price. The Company complies with EITF 99-20 by comparing the yields resulting from the updated cash flows to the current GAAP yields. An impairment charge is required under EITF 99-20 if the updated yield is lower than the current GAAP yield and the security has a market value less than its adjusted purchase price. The Company carries all these securities at their market value on its consolidated statement of financial condition.

The Company's portfolio has six 1998 vintage CMBS securities in four separate CMBS transactions that required impairment charges at December 31, 2004 following the application of EITF 99-20. As a result, the Company recorded a loss on impairment of assets of $26,018 ($0.49 per share) in the fourth quarter of 2004. A variety of factors influence updated yields for these securities including magnitude of credit loss, timing of credit loss, prepayments and servicer advances. The Company completed a re-evaluation of credit assumptions of its 1998 vintage CMBS portfolio in the fourth quarter of 2004. The magnitude of credit losses did not significantly change as a result of this process, as total loss expectations on the underlying loans moved from 2.06% to 2.04%. Changes in the timing of credit losses and prepayments caused updated yields on these securities to decline by a weighted average of 66 basis points from their original yields. Market dislocations in 1998 caused disproportionate unrealized losses in market value on these securities based on price quotes received from third parties. The Company had recorded these unrealized losses as other comprehensive loss on its consolidated statement of financial condition since that time.

Based on current economic conditions and updated credit assumptions, the Company believes these 1998 vintage CMBS securities will be repaid in full and that the impairment charge of $25,355 with respect to five of the six securities will be recovered over the remaining life of the bonds through operating income. In addition, the Company increased underlying loan loss expectations on one non-rated security resulting in an impairment charge of $663.

COMMERCIAL REAL ESTATE CREDIT RISK
The Company's primary focus is to invest in a diverse portfolio of commercial real estate loans and CMBS. The majority of these investments take the form of CMBS that are collateralized by pools of underlying mortgage loans. The cash flows the Company receives from its CMBS portfolio are dependent upon the credit performance of the underlying mortgage loans. The Company assumes a certain amount of losses will occur in the underlying mortgage loan pools and reports income net of these losses. The Company's objective is to maximize the spread between the loss-adjusted income and the cost of financing. Credit performance and the cost of financing the Company's portfolio are the most important factors affecting investment returns.

CONTROLLING-CLASS CMBS INVESTMENTS
The Company considers CMBS securities where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS ("Controlling Class CMBS"). The number of Controlling Class CMBS transactions owned by the Company increased from fourteen to sixteen during the fourth quarter of 2004. However, the non-rated tranches of ten of the sixteen transactions are included in CDO HY1. The unrealized gain on Controlling Class CMBS at December 31, 2004 was $16,881, as compared to an unrealized loss of $35,609 at September 30, 2004. The decline in the unrealized loss is primarily attributable to the sale of Controlling Class CMBS in connection with the closing of CDO HY1 as well as the effect of the impairment charge on six of the Company's Controlling Class CMBS as discussed above.

Delinquencies of 30 days or more as a percent of current loan balances were 1.01% at the end of the fourth quarter of 2004, compared with 1.24% at the end of the third quarter of 2004. With the disposition of seven loans during the fourth quarter of 2004, the weighted average loss severity experienced for the 1998 and 1999 Controlling Class securities decreased from 31.1% at September 30, 2004 to 30.9% at December 31, 2004. No losses have been realized for those Controlling Class securities with vintages from 2001 through 2004 and the Company does not own any 2000 vintage Controlling Class securities. Additionally, during the fourth quarter of 2004, the Company experienced one credit upgrade on a Controlling Class CMBS in the Company's portfolio. During the fourth quarter of 2004, there were no credit downgrades on any of the Company's Controlling Class CMBS.

COMMERCIAL REAL ESTATE SECURITIES
During the fourth quarter of 2004, the Company purchased $115,591 of commercial real estate securities. In addition, $109,933 of the Company's below investment grade CMBS are now collateralizing CDO HY1. The average yields on the Company's commercial real estate securities for the fourth quarter of 2004 and 2003, respectively, were as follows:

                                                               December 31,
                                                            2004          2003
                                                        ------------------------
Investment grade commercial real estate securities         6.2%          6.1%
Non-investment grade CMBS securities                       9.7%          9.2%
All commercial real estate securities                      8.0%          7.9%

The average cost of financing the commercial real estate securities portfolio during the fourth quarter of 2004 was 5.2%, compared to 5.1% for the third quarter of 2004.

Net interest income and realized gains from the commercial real estate securities portfolio for the quarters ended December 31, 2004 and 2003, respectively, are as follows:

                                                        For the quarter ended
                                                             December 31,
                                                        2004             2003
                                                     ---------------------------
Interest income                                        $31,785         $26,384
Interest expense*                                      (18,290)        (12,860)
                                                     ---------------------------
Net interest income                                     13,495          13,524
                                                     ---------------------------
Realized gains                                          16,327               -
                                                     ---------------------------
Loss on impairment of assets                           (26,018)              -
                                                     ===========================
Net interest income and realized gains/losses
from commercial real estate securities                 $3,804          $13,524
                                                     ===========================

 *Including hedges in the Company's CDOs.

COMMERCIAL REAL ESTATE LOANS
The carrying value and average yields on the Company's commercial real estate loans, exclusive of the Company's investments in Carbon Capital, Inc. and Carbon Capital II, Inc. (collectively, the "Carbon Capital Funds"), as of December 31, 2004 were as follows:

                             Carrying         Average         Average Spread
                              Value            Yield            to LIBOR
                       -------------------------------------------------------
Fixed Rate                    $98,354          9.86%
Floating Rate                 174,764                            5.19%
                       ------------------
                             $273,117
                       ==================

For the three months ended December 31, 2004 and 2003, respectively, the total cost of borrowings secured by loan assets was 3.4% and 3.0%. The Company has three committed warehouse lines that can be used to finance these commercial loan assets. The Company's investments in the Carbon Capital Funds are included in commercial real estate loans. The annualized yield on the Company's investments in the Carbon Capital Funds was 18.4% for the quarter ended December 31, 2004. The Company's investments in the Carbon Capital Funds as of December 31, 2004 were $56,812.

Net interest income from the commercial real estate loan portfolio for the quarters ended December 31, 2004 and 2003, respectively, is as follows:

                                                       For the quarter ended
                                                            December 31,
                                                        2004           2003
                                                  ------------------------------
       Interest income                                $7,948          $ 2,828
       Interest expense                               (1,185)            (163)
                                                  ------------------------------
       Net interest income from commercial
       real estate loans                              $6,763          $ 2,665
                                                  ==============================

RECONCILIATION OF OPERATING EARNINGS TO NET INCOME AVAILABLE (LOSS) TO COMMON STOCKHOLDERS (TABLE 1)
The Company considers its Operating Earnings to be net interest income after operating expenses and preferred dividends but before realized and unrealized gains and losses, hedge ineffectiveness, incentive fees, foreign currency loss, and the one-time charge from the redemption of the Company's Series B Preferred Stock. The Company believes Operating Earnings is an effective indicator of the Company's profitability and financial performance over time. Operating Earnings can and will fluctuate over time based on changes in asset levels, funding rates, available reinvestment rates, and expected losses on credit sensitive positions. The table below reconciles net income (loss) per common share with Operating Earnings per common share:

                                             Three Months Ended              Year Ended
                                          -----------------------------------------------------
                                            12/31/04      12/31/03     12/31/04      12/31/03
                                          -----------------------------------------------------
Operating earnings per share                  $0.28         $0.25        $1.12        $1.25
Realized gain (loss)                           0.30         (0.17)        0.14        (0.86)
Unrealized gain (loss)*                           -          0.16        (0.03)       (0.07)
Foreign currency gain (loss) & hedge
ineffectiveness                                   -          0.01        (0.03)        0.01
Cost to retire preferred stock in
excess of carrying value                          -             -        (0.20)           -
Loss on impairment of asset                   (0.49)            -        (0.50)       (0.67)
                                          -----------------------------------------------------
Net Income available (loss) to
common stockholders per share                 $0.09          $0.25       $0.50       $(0.34)
                                          =====================================================

     *Includes hedges

RECONCILIATION OF TOTAL INCOME FROM COMMERCIAL REAL ESTATE ASSETS TO INCOME EXCLUDING THE CONSOLIDATION OF COMMERCIAL MORTGAGE LOAN POOLS (TABLE 2)

The chart below summarizes the Company's interest income from commercial real estate assets before the effect of the consolidation of the commercial mortgage loan pools for the three months and year ended December 31, 2004 and 2003, respectively. The Company believes interest income before the effect of the consolidation of the commercial mortgage loan pools better reflects interest earned on the Company's commercial real estate assets.


                                                         Three Months Ended           Year Ended
                                                            December 31,             December 31,
                                                      --------------------------------------------------
                                                        2004         2003         2004         2003
                                                      --------------------------------------------------
  Income from:
     Commercial real estate securities                    $31,785      $26,384     $123,860     $98,114
     Commercial mortgage loan pools                        13,606            -       39,672           -
     Commercial real estate loans                           7,948        2,828       20,790      10,196
                                                      --------------------------------------------------
  Total income from commercial real estate assets          53,339       29,212      184,322     108,310
                                                      --------------------------------------------------
  Interest expense related to the consolidation
  of commercial mortgage loan pools                       (12,815)           -      (37,409)          -
                                                      --------------------------------------------------
  Total income from commercial real estate assets
  excluding the consolidation of commercial
  mortgage loan pools                                     $40,524      $29,212     $146,913    $108,310
                                                      ==================================================


DIVIDEND REINVESTMENT PLAN
If you are a participant in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), please note that, as previously announced, the dividend reinvestment portion of the Plan has been reinstated for all dividend payments made after August 2, 2004, and for all future dividend payment dates, with a discount of 2%. The optional cash purchase portion of the Plan remains suspended; however, it may be resumed at any time. The Company appreciates your continued support.

To request a prospectus and receive enrollment materials or to ask questions about the Plan, interested investors and stockholders may contact the Company's transfer agent, American Stock Transfer & Trust Company, at 1-877-248-6416, or Investor Relations, Anthracite Capital, Inc., at 212-810-3333. The Company's website address is www.anthracitecapital.com.

ABOUT ANTHRACITE
Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. ("BlackRock") (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $341.8 billion in global assets under management as of December 31, 2004. BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors. BlackRock is a member of The PNC Financial Services Group, Inc. ("PNC") (NYSE:PNC), a diversified financial services organization. Through its affiliates, PNC originates commercial, multifamily and residential real estate loans, and services $98.4 million in commercial mortgage loans for third parties through its Midland Loan Services, Inc. subsidiary as of December 31, 2004.

FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," potential," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite's Securities and Exchange Commission (the "SEC") reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
(1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite's assets; (3) the relative and absolute investment performance and operations of Anthracite's manager; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions and divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite, BlackRock or PNC; (11) terrorist activities, which may adversely affect the general economy, real estate, financial and capital markets, specific industries, and Anthracite and BlackRock; (12) the ability of Anthracite's manager to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates; and (14) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite's Annual Report on Form 10-K for the year ended December 31, 2003 and Anthracite's subsequent reports filed with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

 To learn more about Anthracite, visit our website at www.anthracitecapital.com.
              The information contained on the Company's website
                     is not a part of this press release.



                                           Anthracite Capital, Inc. and Subsidiaries
                                   Consolidated Statements of Financial Condition (Unaudited)
                                             (in thousands, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                                            December 31, 2004           December 31, 2003
                                                                            -----------------           -----------------

ASSETS
Cash and cash equivalents                                                   $23,755                          $20,805
Restricted cash equivalents                                                  19,680                           12,845
Residential mortgage-backed securities                                      372,071                          726,717
                                                                     ---------------                   --------------
    Cash and RMBS                                                                         415,506                         760,367
Commercial mortgage loan pools                                                          1,312,045                               -
Commercial real estate securities                                                       1,623,939                       1,393,010
Commercial real estate loans                                                              329,930                          97,984
                                                                                    --------------                   -------------
    Total commercial real estate                                                        3,265,914                       1,490,994
Receivable for investments sold                                                                 -                          99,056
Other assets                                                                               47,714                          48,429
                                                                                    --------------                   -------------
     Total Assets                                                                      $3,729,134                      $2,398,846
                                                                                    ==============                   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Short term borrowings:
    Secured by pledge of residential mortgage-backed securities            $356,451                         $670,874
    Secured by pledge of commercial real estate securities                  305,526                          444,987
    Secured by pledge of commercial mortgage loan pools                         773                                -
    Secured by pledge of commercial real estate loans                       141,601                           22,710
                                                                     ---------------                   --------------
    Total short term borrowings                                                           804,351                       1,138,571
Long term borrowings:
    Collateralized debt obligations                                       1,067,967                          684,970
    Secured by pledge of commercial mortgage loan pools                   1,294,058                                -
                                                                     ---------------                   --------------
    Total long term borrowings                                                          2,362,025                         684,970
                                                                                    --------------                   -------------
Total borrowings                                                                        3,166,376                       1,823,541
Securities sold, not yet settled                                                                -                          99,551
Distributions payable                                                                      15,819                          14,749
Other liabilities                                                                          33,201                          43,575
                                                                                    --------------                   -------------
     Total Liabilities                                                                  3,215,396                       1,981,416
                                                                                    --------------                   -------------


Stockholders' Equity:
Common Stock, par value $0.001 per share; 400,000 shares authorized;
     53,289 shares issued and outstanding in 2004; and
     49,464 shares issued and outstanding in 2003                                              53                              49
10% Series B Preferred Stock, liquidation preference $43,942 in 2003                            -                          33,431
9.375% Series C Preferred Stock, liquidation preference
     $57,500 in 2004 and 2003                                                              55,435                          55,435
Additional paid-in capital                                                                578,919                         536,333
Distributions in excess of earnings                                                      (134,075)                       (101,635)
Accumulated other comprehensive income (loss)                                              13,406                        (106,183)
                                                                                    --------------                   -------------
      Total Stockholders' Equity                                                          513,738                         417,430
                                                                                    --------------                   -------------
      Total Liabilities and Stockholders' Equity                                       $3,729,134                      $2,398,846
                                                                                    ==============                   =============


                                                    Anthracite Capital, Inc.
                                       Consolidated Statements of Operations (Unaudited)
                                             (in thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                 For the Three Months                    For the Year Ended
                                                                  Ended December 31,                         December 31,
                                                         -----------------------------------------------------------------------
                                                                  2004              2003                  2004            2003
                                                         -----------------------------------------------------------------------
OPERATING PORTFOLIO
Income:
    Commercial real estate securities                            $31,785            $26,384             $123,860        $98,114
    Commercial mortgage loan pools                                13,606                  -               39,672              -
    Commercial real estate loans                                   7,948              2,828               20,790         10,196
    Residential mortgage-backed securities                         3,171              8,878               18,901         54,504

    Cash and cash equivalents                                        282                126                  638            964

    Other                                                              -                  -                  742              -
                                                         -----------------------------------    --------------------------------
        Total income                                              56,792             38,216              204,603        163,778
                                                         -----------------------------------    --------------------------------

Expenses:
    Interest expense:
       Collateralized debt obligations                            15,978             11,138               58,986         44,226
       Commercial real estate securities                           2,312              1,722                7,398          4,341
       Commercial mortgage loan pools                             12,850                  -               37,527              -
       Commercial real estate loans                                1,185                163                2,148            526
       Residential mortgage-backed securities                      1,858              2,512                7,016         16,072
    Hedging expense                                                2,829              5,539               14,434         18,790
    General and administrative                                     1,306                572                3,427          2,296

    Management fee                                                 2,451              2,070                8,957          9,411
                                                         -----------------------------------    --------------------------------
        Total expenses                                            40,769             23,716              139,893         95,662
                                                         -----------------------------------    --------------------------------

Income from the Operating Portfolio                               16,023             14,500               64,710         68,116
                                                         -----------------------------------    --------------------------------

OTHER GAIN (LOSS):
Realized gain (loss)                                              16,327             (8,354)               7,527        (41,633)
Unrealized gain (loss)                                               (90)             7,858               (1,825)        (3,405)
Foreign currency loss                                                (61)                 -                 (187)             -
Hedge ineffectiveness                                                115                881               (1,015)           706

Loss on impairment of assets                                     (26,018)                 -              (26,018)       (32,426)
                                                         -----------------------------------    --------------------------------
       Total other gain (loss)                                    (9,727)               385              (21,518)       (76,758)
                                                         -----------------------------------    --------------------------------


Net income (loss)                                                  6,296             14,885               43,192         (8,642)
                                                         -----------------------------------    --------------------------------

Dividends on preferred stock                                       1,348              2,446                6,916          7,744
Cost to retire preferred stock in excess of
carrying value                                                         -                  -               10,508              -
                                                         -----------------------------------    --------------------------------


Net income (loss) available to Common Stockholders                $4,948            $12,439              $25,768      $(16,386)
                                                         ===================================    ================================

Operating Earnings:
    Income from the operating portfolio                          $16,023            $14,500              $64,710        $68,116

    Dividends on preferred stock                                  (1,348)            (2,446)              (6,916)        (7,744)
                                                         -----------------------------------    --------------------------------
    Net operating earnings                                       $14,675            $12,054              $57,794        $60,372
                                                         ===================================    ================================

Operating Earnings available to Common
Stockholders per share:
      Basic                                                        $0.28              $0.25                $1.12          $1.25
      Diluted                                                      $0.28              $0.25                $1.12          $1.25

Net Income (Loss) available to Common
Stockholders per share, basic                                      $0.09              $0.25                $0.50        $(0.34)

Net Income (Loss) available to Common
Stockholders per share, diluted                                    $0.09              $0.25                $0.50        $(0.34)

Weighted average number of shares outstanding:
    Basic                                                         53,281             49,107               51,767         48,246
    Diluted                                                       53,290             49,118               51,776         48,246

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